Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

617-542-5300

cyno@investorrelations.com

Cynosure Reports Fourth-Quarter and Full-Year 2009 Financial Results

Company Achieves Targeted ‘09 Operating Expense Savings of $18 Million

Westford, Mass., February 9, 2010 – Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the three and 12 months ended December 31, 2009.

Fourth-Quarter 2009 Financial Results

Revenues for the three months ended December 31, 2009 were $19.3 million, compared with $25.5 million for the same period of 2008 and $17.9 million for the third quarter of 2009. The decrease in revenues from the fourth quarter of 2008 reflected the continued effects of the global economic slowdown on the aesthetic laser industry. Access to credit remains a significant hurdle for many practitioners seeking to make aesthetic capital equipment purchases.

Financial results for the three months ended December 31, 2009 included: a non-cash tax charge of $10.4 million to establish a valuation allowance against the company’s U.S. deferred tax assets, primarily consisting of temporary differences; and a $2.1 million non-cash charge related to an inventory write-down of an earlier-generation product. The write-down resulted in part from rapid customer adoption of Cynosure’s newer-generation products, coupled with the downturn in the overall aesthetic laser market.

Gross profit for the fourth quarter of 2009 was 43.9% of total revenues, compared with 60.5% for the same period of 2008 and 58.4% for the third quarter of 2009. Excluding the $2.1 million inventory write-down, gross profit for the fourth quarter of 2009 was 54.7% of total revenues. In addition to the write-down, the decrease in gross profit from the sequential and year-over-year periods reflected a higher percentage of laser revenue from international markets, where sales prices tend to be lower than in the U.S. and Canada, and a decline in average selling prices due to overall market conditions.

Including the charge for the valuation allowance against deferred tax assets and the inventory write-down, the net loss for the fourth quarter of 2009 was $14.5 million, or $1.14 per basic and diluted share. This compared with a net loss of $2.5 million, or $0.20 per basic and diluted share, for the fourth quarter of 2008.

“The aesthetic industry continued to experience the effects of the economic downturn in the fourth quarter,” said Cynosure President and Chief Executive Officer Michael Davin. “Lack of available credit remains a major impediment, as the restrictive lending environment has continued to make it difficult for many practitioners to purchase aesthetic capital equipment. We see good participation in our workshops, forums and other training venues, so we are confident that the underlying demand is strong. We continue to work closely with several lenders on customized financing programs designed to help our customers gain access to capital, and we believe this initiative will yield further results as the credit situation improves.”

“Although the U.S. lending environment hurt our top-line performance in the fourth quarter, particularly in North America, we were encouraged by the contribution of our international markets,” Davin said. “International laser sales accounted for $8.7 million, or 59%, of laser product revenue in the quarter. This compared with $8.1 million, or 39%, of laser product revenue in the fourth quarter of 2008 and $6.2 million, or 45%, of laser product revenue in the third quarter of 2009. We believe the growth of our international business validates the investments we have made overseas including China and Korea, where we have expanded our direct sales force and introduced new products aimed at fast-growing applications such as laser body sculpting, skin rejuvenation and pigmented skin treatment.

Total operating expenses declined nearly 31% to $14.2 million for the fourth quarter of 2009 from $20.5 million for the same period of 2008. For full-year 2009, total operating expenses decreased 23% to $60.3 million from $78.4 million.

“We achieved our targeted operating expense savings for full-year 2009, reducing expenses by more than $18 million from the prior year,” Davin said. “Our cost-reduction initiatives enabled us to preserve our strong balance sheet. Our cash and investments totaled approximately $92 million at December 31, 2009, up $1.4 million from September 30, 2009.”

Full-year 2009 Financial Results

Revenues for the 12 months ended December 31, 2009 were $72.8 million, compared with $139.7 million for the full year of 2008. Gross profit for 2009 was 54.9% of total revenues, compared with 65.1% for 2008. Adjusted for the $2.1 million write-down, gross profit for the full year of 2009 was 57.8% of total revenues. Including the charge for the allowance against deferred tax assets and the inventory write-down, the net loss for the full-year 2009 was $22.8 million, or $1.79 per basic and diluted share, compared with net income of $10.2 million, or $0.80 per diluted share, for 2008.

CoolTouch Patent Litigation Settlement

In a separate news release issued this morning, Cynosure announced that the company and its largest shareholder, El.En. S.p.A, have successfully settled their patent infringement lawsuit against CoolTouch, Inc. CoolTouch acknowledged that its laser lipolysis product violated El. En.’s Patent No. 6,206,873 (the 873 patent), which is licensed to Cynosure. The 873 patent, which covers laser technology to remove subcutaneous fat, is integral to Cynosure’s groundbreaking Smartlipo family of LaserBodySculpting workstations.

Under the terms of the settlement, CoolTouch will make payments representing a 9% royalty on its sales of CoolLipo made prior to the agreement and a portion of Cynosure’s legal expenses. CoolTouch also has agreed to pay a royalty rate of 10% of its future net sales for any licensed product sold strictly for lipolysis, and 7.5% of its future net sales for any licensed product sold for lipolysis and at least one other aesthetic procedure. As part of its agreement with Cynosure, CoolTouch has agreed to a Consent Judgment that it has infringed on the 873 patent and that the patent is valid and enforceable.

“This settlement should alert other laser aesthetic companies that Cynosure will remain vigilant in protecting its intellectual property position,” Davin said. “We have held a first-mover advantage since introducing our initial Smartlipo workstation in 2006. Successful, smart innovations – from new higher-power workstations to intelligent energy delivery – have enabled Smartlipo to remain the world’s leading system for laser lipolysis. And by aggressively defending the IP, we intend to maintain that leadership position.”

Business Outlook

“We believe the lending climate will gradually improve in the coming quarters, and we are optimistic that as economic conditions recover the underlying demand among practitioners and consumers will support a return to top-line growth,” Davin said. “Our focus for the year ahead will be on returning to growth while continuing to appropriately size the company for the current economic and business climate. In 2010, we are committed to lowering our annual operating expenses by another $5 million to $7 million from 2009, a goal we believe we can attain without losing strength in our core competencies. While we cannot predict the pace of economic recovery, we believe that our market position and strong balance sheet will enable us to gain momentum as the year progresses.”

Conference Call

Cynosure will host a conference call for investors today at 9:00 a.m. ET. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the company’s financial results and provide a business overview.

Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s ability to achieve targeted operating expense savings, and expectations for increased industry demand, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economic recession and its effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$19,259	$25,495	$72,825	$139,662
Cost of revenues	10,811	10,060	32,808	48,705

Gross profit	8,448	15,435	40,017	90,957

Operating expenses
Selling and marketing	9,402	11,872	39,098	53,062
Research and development	1,678	1,891	6,679	7,497
General and administrative	3,116	6,729	14,556	17,837

Total operating expenses	14,196	20,492	60,333	78,396

(Loss) income from operations	(5,748)	(5,057)	(20,316)	12,561

Interest income, net	69	521	523	2,498
Other (expense) income, net	(12)	(98)	694	(89)

(Loss) income before income taxes	(5,691)	(4,634)	(19,099)	14,970

Income tax (benefit) provision	8,807	(2,141)	3,659	4,771

Net (loss) income	$(14,498)	$(2,493)	$(22,758)	$10,199

Diluted net (loss) income per share	$(1.14)	$(0.20)	$(1.79)	$0.80

Diluted weighted average shares outstanding	12,712	12,698	12,709	12,806

Basic net (loss) income per share	$(1.14)	$(0.20)	$(1.79)	$0.81

Basic weighted average shares outstanding	12,712	12,698	12,709	12,581

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measure included in this press release excludes the $2.1 million inventory writedown. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding the inventory writedown that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that this non-GAAP measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Gross profit	$8,448	$15,435	$40,017	$90,957

Non-GAAP adjustment to gross profit:

Inventory write-down	2,091	—	2,091	—

Total Non-GAAP adjustment to gross profit	2,091	—	2,091	—

Non-GAAP Gross profit	$10,539	$15,435	$42,108	$90,957

Gross profit as a percentage of revenues	43.9%	60.5%	54.9%	65.1%

Non-GAAP adjustment to gross profit:

Inventory write-down	10.8%	0.0%	2.9%	0.0%

Total Non-GAAP adjustment to gross profit	10.8%	0.0%	2.9%	0.0%

Non-GAAP Gross profit as a percentage of revenues	54.7%	60.5%	57.8%	65.1%

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)
	December 31,
	2009	2008
Assets:
Cash, cash equivalents and marketable securities	$68,505	$74,369
Short-term investments and related financial instruments	18,454	—
Accounts receivable, net	11,773	25,156
Amounts due from related parties	—	40
Inventories	21,815	30,248
Deferred tax asset, current portion	160	6,825
Prepaid expenses and other current assets	6,441	4,331

Total current assets	127,148	140,969
Property and equipment, net	10,567	8,422
Long-term investments and related financial instruments	5,008	21,082
Other noncurrent assets	2,510	2,649

Total assets	$145,233	$173,122

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$14,357	$20,697
Amounts due to related parties	1,350	6,083
Deferred revenue	4,269	4,296
Capital lease obligations	264	398

Total current liabilities	20,240	31,474

Capital lease obligations, net of current portion	171	436
Deferred revenue, net of current portion	620	407
Other long-term liabilities	372	451

Total stockholders’ equity	123,830	140,354

Total liabilities and stockholders’ equity	$145,233	$173,122